                                                                   Exhibit 9 (a)

                            ADMINISTRATION AGREEMENT


     AGREEMENT made this 31st day of March, 1993, by and between The Stratton Funds, Inc., a Maryland corporation (the "Fund") and FUND/PLAN SERVICES, INC., a Delaware corporation (the "Administrators").

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, the Fund is a registered opened, investment company under the Investment Company Act of 1940, as amended (the "Acts");

     WHEREAS, the Fund and the Administrator desire to enter into an agreement to provide administration services for the Fund on the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1.   Appointment
          -----------

     The Fund hereby appoints the Administrator as administrator of the Fund for the period and on the terms set forth in this Agreement. All portfolios added to the Fund in the future and all current portfolios of the Fund are included under this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2.   Duties and Obligations of the Administrator
          -------------------------------------------

     (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Directors of the Fund, the Administrator shall provide all administrative services to the Fund other than those relating to the investment portfolio of the Fund, the distribution of the Fund and the maintenance of its financial records. A complete list



                                    Page- 1
of the Administrator's obligations is set forth in Schedule A to this Agreement. The Administrator shall:

(i) provide its own office space, facilities and equipment and personnel for the performance of its duties under this Agreement; and

(ii) take, on behalf of the Fund, all actions which appear to the Fund's Board of Directors necessary to carry into effect the administration of the Fund's affairs.

     (b) The Directors of the Fund shall cause the officers, Advisor, Distributor, legal counsel, independent accountants, custodian and transfer agent of the Fund to cooperate with the Administrator and to provide the Administrator, upon request, with such information, documents and advice relating to the Fund as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties hereunder. In connection with its duties hereunder, the Administrator shall be entitled to rely, and shall be held harmless by the Fund when acting in reliance, upon the instruction, advice or any documents relating to the Fund provided to the Administrator by any of the aforementioned persons. Fees charged by such persons shall be a Fund expense.

     (c) Any activities performed by the Administrator under this section shall conform to any requirements imposed by: (1) the provisions of the Investment Company Act of 1940 (the "Act") and the Securities Act of 1933 and of any rules or regulations in force thereunder; (2) any other applicable provision of state and federal law; (3) the provisions of the Articles of Incorporation and By-Laws of the Fund as amended from time to time; (4) any policies and determinations of the Board of Directors of the Fund; and (5) the fundamental policies of the Fund, as reflected in its registration statement under the Act. The Administrator agrees that all records that it maintains for the Fund are property of the Fund and will be surrendered promptly to the Fund upon the Fund's request. The Administrator will preserve such records for the periods prescribed under Rule 31a-2 under the Act the records required to be maintained under Rule 31a-1 of the Act.

     (d) Nothing in this Agreement shall prevent the Administrator or any officer thereof from acting as administrator for or with any other person, firm or corporation. While the



                                    Page - 2
administrative services supplied to the Fund may be different than those supplied to other persons, firms or corporations, the Administrator shall give the fund equitable treatment in supplying services. The Fund recognizes that it is not to receive preferential treatment from the Administrator as compared with the treatment given other persons, firms or corporations. The Administrator agrees to treat confidentially and as proprietary information of the Fund all records and information relative to the Fund and not to use such information for any purpose other than the performance of its duties hereunder.

     3.   Allocation of Expenses
          ----------------------

     All costs and expenses of the Fund shall be paid by the Fund, including, but not limited to (i) fees paid to the Adviser and fees and out-of-pocket expenses paid to the Administrator; (ii) interest and taxes; (iii) brokerage fees and commissions; (iv) insurance premiums; (v) compensation and expenses of its directors who are not affiliated persons of the Adviser; (vi) legal, accounting and audit expenses; (vii) custodian and transfer agent, or shareholder servicing agent, fees and expenses; (viii) expenses, including shares, including issuance on the payment of, or reinvestment of, dividends;
(ix) fees and expenses incident to the registration under Federal or state securities laws of the Fund or its shares; (x) expenses of preparing, setting in type, printing and mailing prospectuses, statements of additional information, reports and notices and proxy material to shareholders of the Fund; (xi) all expenses incidental to holding meetings of the Fund's shareholders and Directors; and (xii) such extraordinary expenses as may arise, including litigation affecting the Fund and the legal obligations which the Fund may have to indemnify its officers and Directors with respect thereto.

     4.   Compensation of the Administrator
          ---------------------------------

     (a) The Fund agrees to pay the Administrator, and the Administrator agrees to accept as full compensation for all services rendered hereunder, an annual fee payable monthly and computed on the average daily net assets of the Fund at the end of each business day at the annual rate as set forth in Schedule B attached and out-of-pocket expenses incurred by the Administrator in the performance of services hereunder. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly. The minimum fee to be paid by the Fund as constituted



                                   Page - 3
this date shall be $10,000 annually. New portfolios added to the Fund shall bear a minimum annual fee of $10,000. The fee schedule shall be effective for a two year period. Out-of-pocket expenses shall include telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs. The Fund authorizes the Administrator to debit the Fund's custody account for invoices which are rendered for the services performed hereunder. The invoices for the services win sent to the Fund after the debiting with indication that payment has been made. Invoices for out-of-pocket expenses shall be reviewed by the Fund promptly upon receipt and the Administrator shall be authorized to debit the Fund's custody account upon approval of the invoices by the Fund. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Fund be liquidated, merged or acquired by another fund, any deferred fees would be immediately payable. For the purpose of determining fees payable to Administrator, the value of the Fund's net assets shall be computed at the time and in the manner specified in the Fund's Prospectus and Statement of Additional Information as from time to time in effect.

     (b) Should additional or fewer services or functions beyond those outlined in Section 2 above, or in Schedule A attached, be desired or required of the Administrator during the time that this Agreement is in effect, a written amendment to this Administration Agreement reflecting such shall be signed by both the Administrator and the Fund, and the compensation stated in Schedule B may be increased or decreased accordingly.

     5.   Duration and Termination
          ------------------------

     (a)  This Agreement shall go into effect on March __________, 1993
(the Effective Date) and shall continue in effect for 2 years from the Effective Date. This Agreement shall continue in force from year to year thereafter, but only so long as such continuance is approved (1) by the Administrator, (2) by vote, cast in person at a meeting called for the purpose, of a majority of the Fund's Directors who are not parties to this Agreement or interested persons (as defined in the Act) of any such party, and (3) by vote of a majority of the Fund's Board of Directors or a majority of the fund's outstanding voting securities.



                                    Page - 4

     (b) The Fund acknowledges that in order for the Administrator to perform the services set forth herein, the Administrator has made and will make significant investments of time and money for equipment, computer hardware and software, training of personnel and initialization of the Fund's records, data and information. In the event the Fund is liquidated, merged or acquired by another fund, or if it terminates its contract with the Administrator within the initial term of this Agreement for any reason other than a material breach of this Agreement, the Fund agrees to pay the Administrator within thirty (30) days of such termination the equivalent of 20% of the minimum fees remaining for the unexpired term of the Agreement.

     (c) Subject to the terms of the preceding paragraph, this Agreement may be terminated by the Administrator at any time without penalty upon giving the Fund one hundred twenty (120) days' written notice (which notice may be waived in writing by the Fund) and may be terminated by the Fund at any time upon giving the Administrator one hundred twenty (120) days' written notice (which notice may be waived in writing by the Administrator) provided that such termination by the Fund shad be directed or approved by the vote of a majority of an of its Directors in office at the time.

     (d) This Agreement shall automatically terminate in the event of its assignment. Termination shad not affect the rights of the parties which have accrued prior thereto.

     6.   Amendment
          ---------

The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Fund.

     7.   Applicable Law
          --------------

This Agreement shad be construed in accordance with the laws of the Commonwealth of Pennsylvania.



                                    Page - 5

     8.   Limitation of Liability
          -----------------------

     (a) The execution and delivery of this contract have been duly authorized by the Board of Directors of the Fund and executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall be binding upon the assets and property of the Fund only and shall not be binding upon any Trustee, officer or shareholder of the Fund individually.

     (b) The Administrator, its directors, officers, employees, shareholders and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Administrator in the performance of its obligations and duties under this Agreement.

     (c) Any person, even though also a director, officer, employee, shareholder or agent of the Administrator, who may be or become an officer, trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Administrator's duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of the Administrator even though paid by it.

     (d) Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless the Administrator, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which the Administrator may sustain or incur or which may be asserted against the Administrator by any person by reason of, or as a result of
(i) any action taken or omitted to be taken by the Administrator in good faith hereunder, (ii) in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the oral instructions or written instruction of an authorized person of the Fund or upon the opinion of legal counsel for the Fund; or (iii) any action taken or omitted to be taken by the Administrator in connection with its appointment in good faith in reliance upon any law,



                                    Page - 6
act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. However, indemnification under this subparagraph shall not apply to action or omissions of the Administrator or its directors, officers, employees, shareholders or agents in cases of its or their own gross negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

     (e)  The Administrator shall give written notice to the Fund within ten
(10) business days of receipt by the Administrator of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. However, the failure to notify the Fund of such written assertion or claim shall not operate in any manner whatsoever to relieve the Fund of any liability arising from this Section or otherwise, unless such failure prejudices the Fund.

     (f) For any legal proceeding giving rise to this indemnification, the Fund shall be entitled to defend or prosecute any claim in the name of the Administrator at its own expense and through counsel of its own choosing if it gives written notice to the Administrator within ten (10) business days of receiving notice of such claim. Notwithstanding the foregoing, the Administrator may participate in the litigation at its own expense through counsel of its own choosing. If the Fund does choose to defend or prosecute such claim, then the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

     (g) The terms of Paragraph 8 shall survive the termination of this Agreement.

     9.   Notices
          -------

All notices, requests, consents and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been given when sent by registered or certified mail, return receipt requested, or by personal delivery.



                                    Page - 7

     (a)  Notice to Administrator shall be directed to the following address:

                            Fund/Plan Services, Inc.
                               2 West Elm Street
                        Conshohocken, Pennsylvania 19428

                Attention: Nancy E, Kuhn, Senior Vice President

     (b)  Notices to the Fund shall be directed to the following address:

                            The Stratton Funds, Inc.
                       610 W. Germantown Pike, Suite 361
                           Plymouth Meeting, PA 19462

                     Attention: James W. Stratton, Chairman

     10.  Invalidity
          ----------

     Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     11.  Section Headings
          ----------------

     Section and Paragraph headings are for convenience only and shall not be construed as part of this Agreement.

     12.  Entire Agreement
          ----------------

This Agreement constitutes the entire Agreement of the parties hereto.



                                    Page- 8

     13.  Counterparts
          ------------

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.



(SEAL)                                  THE STRATTON FUNDS, INC.



Attest:  /s/ Patricia L Sloan           By: /s/ James W. Stratton
         --------------------              ----------------------
                                           Name: James W. Stratton
                                           Title: Chairman



(SEAL)                                  FUND/PLAN SERVICES, INC.



Attest: /s/ Terance James Reilly        By: /s/ Nancy E. Kuhn
        ------------------------           ------------------
                                        Name: Nancy E. Kuhn
                                        Title: Senior Vice President



                                    Page - 9

                          FUND ADMINISTRATION OUTLINE                SCHEDULE A
                                      for
                            THE STRATTON FUNDS, INC.
                         Stratton Small-Cap Yield Fund



I.    Regulatory Compliance
      ---------------------

      A.   Compliance - Federal Investment Company Act of 1940.
           1.   Review, report and renew.
                a.   Investment advisory contracts.
                b.   Fidelity bond.
                c.   Underwriting contracts
                d.   Distribution (12(b)-1) plans.
                e.   Administration contracts.
                f.   Accounting contracts.
                g.   Custody contracts.
                h.   Transfer agent and shareholder services contracts.

           2.   Filings.
                a.   N-SAR (semi-annual report).
                b. N-1A (prospectus), post-effective amendments and supplements ("stickers").
                c.   Proxy statement (when necessary).
                d.   24f-2 indefinite registration of shares.
                e.   Filing fidelity bond under 17g-1.
                f.   Filing shareholder reports under 30b2-1.

           3. Annual up-dates of biographical information and questionnaires for Directors and Officers.

           4.   Monitor money market funds under Rule 2a-7.

      B.   Compliance - State "Blue Sky."
           1.   Blue Sky (state registration).
                a.   Registration shares (initial/renewal).
                b.   Registration issuer/dealer/agent (no loads).
                c.   Monitor sale shares over/under.
                d.   Report shares sold.
                e.   Filing of federal prospectus and contracts.
                f.   Filing annual and semi-annual reports with states.

      C.   Compliance - Prospectus.
           1.   Analyze and review portfolio reports from adviser re:
                a.   Compliance with investment objectives.
                b.   Maximum investment by company/industry size.

      D.   Compliance- Other
           1.   Proxy when necessary.

           2.   Applicable stock exchange rules.
           3.   Applicable state tax laws.


II.   Financial and Management Reporting
      ----------------------------------

      A.   Income and Expenses.
           1.   Preparation of budgets.
           2.   Expense figures calculated and accrual levels set.
           3.   Monitoring of expenses.
           4.   Approve and authorize payment of expenses.
           5.   Projection of Income.

      B.   Distributions to Shareholders.
           1.   Projections of distribution amounts.
                a.   Compliance with income tax provisions.
                b.   Compliance with excise tax provisions.
                c.   Compliance with Investment Company Act of 1940.
           2.   Compilation of year end tax reporting to shareholders

      C.   Financial Reporting.
           1.   Liaison between fund management and auditors.
           2.   Preparation of unaudited and audited reports to shareholders.
           3.   60 day delivery to SEC and shareholders.

      D.   Subchapter M Compliance.
           1.   Asset diversification test.
           2.   Short/short test.
           3.   Income qualification test.

      E.   Other Financial Analyses.
           1. Upon request from fund management, other budgeting and analyses can be constructed to meet a fund's specific needs.

      F.   Review and Monitoring Functions.
           1.   Review NAV calculations.
           2. Coordinate and review transfer agent, accounting and custody functions.
           3. Review l2b-l, accruals, expenditures and payment trail commissions where applicable.

                                  FEE SCHEDULE                     SCHEDULE B
                                      FOR
                            THE STRATTON FUNDS, INC.


               (All fees are fixed for a period of two (2) years
                     from the effective date of the Fund.)

--------------------------------------------------------------------------------

     FUND ADMINISTRATION (1/12th payable monthly)
     -------------------

     The fees for the services described in Schedule A shall be $10,000 per annum.

     The above Administration Fees apply only to Stratton Small-Cap Yield
Fund.

     OUT-OF-POCKET EXPENSES
     ----------------------

The Fund will reimburse Fund/Plan Services monthly for all reasonable out-of-pocket expenses, including telephone, postage, telecommunications, special reports, record retention, special transportation costs as incurred, and unusual expenses incurred while establishing viable agreements between the Fund and Fund/Plan Services. The cost of copying and sending materials to auditors for off-sits audits will be an additional expense.

     ADDITIONAL SERVICES
     -------------------

Activities of a non-recurring nature such as fund consolidations, mergers or reorganizations will be subject to negotiation. To the extent the Fund should decide to issue multiple/separate classes of shares, additional fees will apply. Any additional/enhanced services or reports will be quoted upon request.

                                FEE SCHEDULE FOR
                          THE STRATTON FAMILY OF FUNDS

                           Stratton Monthly Dividend
                          Shares Stratton Growth Fund
                         Stratton Small-CAP YIELD FUND



PRESENT                                              PROPOSED
--------------------------------------------------------------------------------
                       SMDS        SGF         SMDS        SGF         SSCY
--------------------------------------------------------------------------------
ACCOUNTING             $21,000     $20,000     $26,000     $20,000     $20,000
(flat fee,
no basis points
included)
--------------------------------------------------------------------------------

CUSTODY                                        Same as     Same as     Same as
 .00065 on 10 million )                         present     present     present
 .00035 next 20 million ) Applies to
 .00025 next 20 million ) SMDS & SGF
 .000175 next 50 million)
 .00015 over 100 million)

DTC $14.00
Physical $24.50
--------------------------------------------------------------------------------

TRANSFER AGENT         $12.00      $9.60       $13.00      $13.00      $13.00
(per account fee,
no monthly
minimums imposed)
--------------------------------------------------------------------------------

ADMINISTRATION         $20,000     $20,000     $30,000     $30,000     $10,000
(flat fee, no
basis points
included)
--------------------------------------------------------------------------------

BROKER/DEALER          $3,000      $3,000      $3,000      $3,000      $3,000
(flat annual fee;
plus $2.00 per
kit for inquiry/
fulfillment)
--------------------------------------------------------------------------------

NOTE: New fees effective 3/1/93